Exhibit (k)(2)
ADMINISTRATION SERVICES AGREEMENT
     THIS AGREEMENT is made as of February ___, 2007 by and between HIGHLAND CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (“Highland”), and HIGHLAND DISTRESSED OPPORTUNITIES, INC., a Delaware corporation (the “Company”).
W I T N E S S E T H :
     WHEREAS, the Company is a closed-end company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Company wishes to retain Highland to provide administration services provided for herein to the Company and Highland wishes to furnish such services.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.	Definitions.
(a)	“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(c)	“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

(d)	“Authorized Person” means any Executive Officer of the Company and any other person duly authorized by the Company’s Board of Directors to give Oral Instructions or Written Instructions on behalf of the Company. An Authorized Person’s scope of authority may be limited by the Company by setting forth such limitation in an Authorized Persons Appendix.

(e)	“Board of Directors” shall mean the Board of Directors of the Company.

(f)	“Executive Officer” shall mean each of the President (principal executive officer), Executive Vice President, Senior Vice President, Treasurer (chief financial officer and principal financial officer), Secretary and Chief Compliance Officer of the Company.

(g)	“Oral Instructions” mean oral instructions received by Highland from an Authorized Person or from a person reasonably believed by Highland to be an Authorized Person.

(h)	“Organizational Documents” means, in the case of the Company, the certificate of incorporation and the bylaws of the Company.

(i)	“SEC” means the Securities and Exchange Commission.

(j)	“Securities Laws” mean the 1933 Act, the 1934 Act and the 1940 Act.

(k)	“Shares” means the Company’s shares of common stock.

(l)	“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by Highland or (ii) trade instructions transmitted (and received by Highland) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.
2.	Appointment. The Company hereby appoints Highland to provide administration services to the Company, in accordance with the terms set forth in this Agreement. Highland accepts such appointment and agrees to furnish such services.

3.	Compliance with Rules and Regulations. Highland agrees to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Highland hereunder. Except as specifically set forth herein, Highland assumes no responsibility for such compliance by the Company.

4.	Instructions.
(a)	Unless otherwise provided in this Agreement, Highland shall act only upon Oral Instructions or Written Instructions, including standing Written Instructions related to ongoing instructions received electronically.

(b)	Highland shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by Highland to be an Authorized Person) pursuant to this Agreement. Highland may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Company’s Board of Directors or the Company’s stockholders, unless and until Highland receives Written Instructions to the contrary.

(c)	The Company agrees to forward to Highland Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by Highland or its affiliates) and shall endeavor to ensure that Highland receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by Highland shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person (other than an Authorized Person who is an officer, partner, agent or employee of Highland), Highland shall incur no liability to the Company in acting upon such Oral Instructions or Written Instructions provided that Highland’s actions comply with the other provisions of this Agreement.
5.	Right to Receive Advice.
(a)	Advice of the Company. If Highland is in doubt as to any action it should or should not take, Highland may request directions or advice, including Oral Instructions or Written Instructions, from the Company.

(b)	Advice of Counsel. If Highland shall be in doubt as to any question of law pertaining to any action it should or should not take, Highland may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Company or Highland, at the option of Highland).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions Highland receives from the Company, and the advice it receives from counsel, Highland shall be entitled to rely upon and follow the advice of counsel, provided that such counsel is selected with reasonable care. Highland shall promptly inform the Company of such conflict and Highland shall refrain from acting in the event of a conflict unless counsel advises Highland that a failure to take action is likely to result in additional loss, liability or expense. In the event Highland relies on the advice of counsel, Highland remains liable for any action or omission on the part of Highland which constitutes willful misfeasance, bad faith, negligence or reckless disregard by Highland of any duties, obligations or responsibilities set forth in this Agreement.

(d)	Protection of Highland. Highland shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Company (other than actions taken or not taken in reliance on such directions, advice or Oral Instructions or Written Instructions received from any person acting on behalf of the Company who is also an officer, partner, agent or employee of Highland, with respect to which Highland shall not be protected under this Agreement) or (to the extent permitted under clause (c) above) from counsel and which Highland believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon Highland (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of Highland’s properly taking or not taking such action. Nothing in this subsection shall excuse Highland when an action or omission on the part of Highland constitutes willful misfeasance, bad faith, negligence or reckless disregard by Highland of any duties, obligations or responsibilities set forth in this Agreement.
6.	Records; Visits.
(a)	The books and records pertaining to the Company, which are in the possession or under the control of Highland, shall be the property of the Company. Such books and records shall be prepared, preserved and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Company and its duly authorized officers, employees and agents and the staff of the SEC shall have access to such books and records at all times during Highland’s normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by Highland to the Company or to an Authorized Person, at the Company’s expense. Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method. No records shall be destroyed without the Company’s written consent.

(b)	Highland shall keep the following records:
(i)	all books and records with respect to the Company’s books of account; and

(ii)	records of the Company’s securities transactions.
7.	Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or Highland, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or Highland a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

8.	Liaison with Accountants. Highland shall act as liaison with the Company’s independent registered public accounting firm and shall provide account analyses, fiscal year summaries and other audit related schedules with respect to the Company. Highland shall take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such independent registered public accounting firm as reasonably requested by the Company.

9.	Highland System. Highland shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets and other related legal rights utilized by Highland in connection with the services provided by Highland to the Company.

10.	Disaster Recovery. Highland shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. In the event of equipment failures, Highland shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions. Highland shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by Highland’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11.	Compensation. As compensation for services rendered by Highland during the term of this Agreement, the Company will pay to Highland an annual fee, payable quarterly (or more frequently as may be determined from time to time by the Board of Directors of the Company), in an amount equal to 0.35% of the Company’s Managed Assets. “Managed Assets” means the value of the Company’s total assets less all of the Company’s accrued liabilities (other than the aggregate amount of any outstanding borrowings, preferred stock issuances or other instruments or obligations constituting financial leverage). The accrued fees will be payable quarterly as promptly as possible after the end of each quarter during which this Agreement is in effect. Highland may waive a portion of its fees. If this Agreement becomes effective subsequent to the first day of a quarter or shall terminate before the last day of a quarter, compensation for such quarter shall be computed in a manner consistent with the calculation of the fees payable on a quarterly basis.

12.	Indemnification.
(a)	The Company agrees to indemnify and hold harmless Highland and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including without limitation reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (collectively, “Losses”) arising directly or indirectly from any action or omission to act which Highland takes (i) at the request or on the direction of or in reliance on the advice of the Company or (ii) upon Oral Instructions or Written Instructions; provided, however, neither Highland nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) or other Losses arising directly or indirectly out of (x) Highland’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement, or (y) actions or omissions to act that Highland takes at the request or on the direction of or in reliance on the advice of any person acting on behalf of the Company who is also an officer, partner, agent or employee of Highland or upon Oral Instructions or Written Instructions from any person who is also an officer, partner, agent or employee of Highland.

(b)	Notwithstanding anything in this Agreement to the contrary, the Company shall not be liable to Highland or its affiliates for any consequential, special or indirect losses or damages which Highland or its affiliates may incur or suffer as a consequence of this Agreement, whether or not the likelihood of such damages or losses was known by the Company.
13.	Responsibility of Highland.
(a)	Highland shall be under no duty to take any action on behalf of the Company except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by Highland in writing. Highland shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. Highland agrees to indemnify and hold harmless the Company from Losses arising out of Highland’s failure to perform its duties under this Agreement to the extent such damages arise out of Highland’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(b)	Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) Highland shall not be liable for losses beyond its control, provided that Highland has acted in accordance with the standard of care set forth above; and (ii) Highland shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement and which Highland reasonably believes to be genuine; or (B) subject to Section 10, delays or errors or loss of data occurring by reason of circumstances beyond Highland’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c)	Notwithstanding anything in this Agreement to the contrary, neither Highland nor its affiliates shall be liable to the Company for any consequential, special or indirect losses or damages which the Company may incur or suffer by or as a consequence of Highland’s or its affiliates’ performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by Highland or its affiliates.
14.	Description of Administration Services on a Continuous Basis. Highland will perform the following administration services at Highland’s sole expense:
(a)	Prepare monthly security transaction listings;

(b)	Supply various normal and customary Company statistical data as requested on an ongoing basis;

(c)	Prepare for execution and file the Company’s federal and state tax returns; prepare a fiscal tax provision in coordination with the annual audit; prepare an excise tax provision; and prepare all relevant 1099 calculations;

(d)	Coordinate contractual relationships and communications between the Company and its contractual service providers;

(e)	Coordinate printing of the Company’s annual and semi-annual shareholder reports;

(f)	Prepare income and capital gain distributions;

(g)	Prepare the semiannual and annual financial statements;

(h)	Monitor the Company’s compliance with Internal Revenue Code, SEC and Prospectus requirements;

(i)	Prepare for execution and file, or cause to be filed, with the SEC: annual and quarterly reports on Form 10-K and Form 10-Q based upon information provided by the Company, assist in the preparation of Forms 3, 4 and 5 pursuant to Section 16 of the Securities Exchange Act of 1934, as amended for the officers and directors of the Company, such filings to be based on information provided by those persons;

(j)	Assist in the preparation of notices of meetings of stockholders;

(k)	Assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Company in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Company’s Board of Directors;

(l)	Monitor the Company’s assets to assure adequate fidelity bond coverage is maintained;

(m)	Draft agendas and resolutions for quarterly and special board meetings;

(n)	Coordinate the preparation, assembly and distribution of board materials;

(o)	Attend board meetings and draft minutes thereof;

(p)	Maintain the Company’s calendar to assure compliance with various filing and board approval deadlines;

(q)	Furnish the Company office space in the offices of Highland, or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, equipment, supplies, utilities and telephone service for managing the affairs and investments of the Company;

(r)	Assist the Company in the handling of SEC examinations and responses thereto;

(s)	Perform clerical, bookkeeping, recordkeeping and all other administrative services not provided by the Company’s other service providers;

(t)	Determine or oversee the determination and publication of the Company’s net asset value in accordance with the Company’s policy as adopted from time to time by the Board of Directors;

(u)	Oversee the maintenance by the Company’s custodian and transfer agent and dividend disbursing agent of certain books and records of the Company as required under Rule 31a-1(b)(2)(iv) of the 1940 Act and maintain (or oversee maintenance by such other persons as approved by the Board of Directors) such other books and records required by law or for the proper operation of the Company;

(v)	Prepare such information and reports as may be required by any stock exchange or exchanges on which the Company’s Shares are listed;

(w)	Determine the amounts available for distribution as dividends and distributions to be paid by the Company to its stockholders; prepare and arrange for the printing of dividend notices to stockholders; and provide the Company’s dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Company’s dividend reinvestment plan;

(x)	Serve as liaison between the Company and each of its service providers;

(y)	Be responsible for the Company’s allocable portion of the employment costs of the Company’s executive officers and their respective staffs and other employees of Highland who devote substantial attention to the administration of the Company, except that the Company will be responsible for all costs relating to maintenance of a toll-free stockholder information telephone line, including the reimbursement of the Company’s allocable share of routine overhead expenses of any third-party service provider furnishing this telephone line; and

(z)	Perform such additional administrative duties relating to the administration of the Company as may subsequently be agreed upon in writing between the Company and Highland.
15.	Duration and Termination. This Agreement shall continue until terminated by the Company or by Highland on sixty (60) days’ prior written notice to the other party. In the event the Company gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor administration services agent (and any other service provider(s)), and all trailing expenses incurred by Highland, will be borne by the Company.

16.	Notices. Notices shall be addressed (a) if to Highland, at Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, Texas 75240, Attention: General Counsel; (b) if to the Company, at Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, Texas 75240, Attention: Secretary of the foregoing; or (c) with respect to either party to this Agreement, at such other address as shall have been given by like notice to the sender of any such notice by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.
17.	Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.
18.	Delegation; Assignment; Sub-Contracting. This Agreement and the rights and duties of the parties herein may not be assigned or delegated by any party without the written consent of each party. Subject to the foregoing, Highland shall have the authority to engage a sub-administrator in connection with the administrative services of the Company, which sub-administrator may be an affiliate of Highland; provided, however, that Highland shall remain responsible to the Company with respect to its duties and obligations set forth in this Agreement.
19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.	Miscellaneous.
(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

(b)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(d)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(e)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(g)	The Company will provide such information and documentation as Highland may reasonably request in connection with services provided by Highland to the Company.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

HIGHLAND CAPITAL MANAGEMENT, L.P.

By:	STRAND ADVISORS, INC.,
its general partner

By:

Name:
Title:

HIGHLAND DISTRESSED OPPORTUNITIES, INC.

By:

Name:
Title: